Filed pursuant to Rule 433
Registration No. 333-178522
November 28, 2012

PRICING TERM SHEET

Issuer:	American Electric Power Company, Inc.
Designation:	Senior Notes, Series F, due 2022
Principal Amount:	$300,000,000
Maturity:	December 15, 2022
Coupon:	2.950%
Interest Payment Dates:	June 15 and December 15
First Interest Payment Date:	June 15, 2013
Treasury Benchmark:	1.625% due November 15, 2022
Treasury Yield:	1.623%
Reoffer Spread:	T+ 135 basis points
Yield to Maturity:	2.973%
Price to Public:	99.801% of the principal amount thereof
Transaction Date:	November 28, 2012
Settlement Date:	December 3, 2012 (T+3)
Redemption Terms: Make-whole call: Par call:	Before September 15, 2022 at a discount rate of the Treasury Rate plus 25 basis points On or after September 15, 2022 at par
Minimum Denomination:	$1,000
CUSIP/ISIN:	025537 AG6/US025537AG68
Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. RBS Securities Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Mizuho Securities USA Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.
Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB by Fitch Ratings Ltd.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll-free at (800) 831-9146, Goldman, Sachs & Co. toll-free at (866) 471-2526 or J.P. Morgan Securities LLC collect at (212) 834-4533.